Exhibit 10.1

EXECUTION VERSION

$115,000,000

CREDIT AGREEMENT

among

SHUFFLE MASTER, INC.,

as the BORROWER,

the Subsidiary Guarantors party hereto from time to time,

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,

as a LENDER

and the other Lenders party hereto from time to time

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as the ADMINISTRATIVE AGENT

Dated as of January 25, 2006

DEUTSCHE BANK SECURITIES INC.,

as SOLE ARRANGER and SOLE BOOK MANAGER

i

6.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	26
6.06.	Litigation	27
6.07.	True and Complete Disclosure	27
6.08.	Use of Proceeds; Margin Regulations	28
6.09.	Tax Returns and Payments	28
6.10.	Compliance with ERISA	28
6.11.	Properties	28
6.12.	Capitalization	29
6.13.	Subsidiaries	29
6.14.	Compliance with Statutes, etc	29
6.15.	Investment Company Act	30
6.16.	Public Utility Holdings Company Act	30
6.17.	Environmental Matters	30
6.18.	Employment and Labor Relations	30
6.19.	Intellectual Property, etc	30
6.20.	Indebtedness	31
6.21.	Insurance	31
6.22.	Internal Controls	31
6.23.	Sarbanes-Oxley	31
6.24.	Representations and Warranties in Other Documents	32

SECTION 7.	Affirmative Covenants	32
7.01.	Information Covenants	32
7.02.	Books, Records and Inspections	33
7.03.	Maintenance of Property; Insurance	33
7.04.	Existence; Franchises	33
7.05.	Compliance with Statutes, etc	34
7.06.	Compliance with Environmental Laws	34
7.07.	ERISA	34
7.08.	Performance of Obligations	35
7.09.	Payment of Taxes	35
7.10.	Use of Proceeds	35
7.11.	Additional Subsidiaries	35

SECTION 8.	Negative Covenants.	35
8.01.	Liens	36
8.02.	Consolidation, Merger, Purchase or Sale of Assets, etc.	38
8.03.	Dividends	40
8.04.	Indebtedness	40
8.05.	Advances, Investments and Loans	42
8.06.	Transactions with Affiliates	44
8.07.	Modifications of Acquisition Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements	45
8.08.	Limitation on Certain Restrictions on Subsidiaries	45
8.09.	Limitation on Issuance of Equity Interests	46
8.10.	Business; etc	46

SECTION 9.	Events of Default	46
9.01.	Payments	46
9.02.	Representations, etc.	46
9.03.	Covenants	46
9.04.	Default Under Other Agreements	46
9.05.	Bankruptcy, etc.	47
9.06.	ERISA	47
9.07.	Guaranties	47
9.08.	Judgments	48
9.09.	Change of Control	48

SECTION 10.	The Administrative Agent	48
10.01.	Appointment	48
10.02.	Nature of Duties	48
10.03.	Lack of Reliance on the Administrative Agent	49
10.04.	Certain Rights of the Administrative Agent	49
10.05.	Reliance	49
10.06.	Indemnification	50
10.07.	The Administrative Agent in its Individual Capacity	50
10.08.	Resignation by the Administrative Agent	50
10.09.	Delivery of Information	51

SECTION 11.	Miscellaneous.	51
11.01.	Payment of Expenses, etc.	51
11.02.	Right of Setoff	52
11.03.	Notices	53
11.04.	Benefit of Agreement; Assignments; Participations	53
11.05.	No Waiver; Remedies Cumulative	55
11.06.	Calculations; Computations	55
11.07.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	55
11.08.	Counterparts	56
11.09.	Effectiveness	56
11.10.	Headings Descriptive	57
11.11.	Amendment or Waiver; etc	57
11.12.	Survival	57
11.13.	Domicile of Loans	57
11.14.	Register	58
11.15.	Confidentiality	58
11.16.	Integration	59

SCHEDULE I	Commitments of Lenders and Addresses for Notice
SCHEDULE II	Subsidiaries
SCHEDULE III	Existing Indebtedness
SCHEDULE IV	Existing Liens
SCHEDULE V	Existing Investments
SCHEDULE VI	Proposed Assets to be Sold

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Note
EXHIBIT C	Form of Section 4.04(b)(ii) Certificate
EXHIBIT D-1	Form of Opinion of Latham & Watkins LLP, special counsel to the Borrower
EXHIBIT D-2	Form of Opinion of Larkin Hoffman Daly & Lindgren, Ltd., Minnesota counsel to the Borrower
EXHIBIT D-3	Form of Opinion of Jones Vargas, Nevada counsel to the Borrower
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F	Form of Guaranty
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	Form of Assignment and Assumption Agreement

CREDIT AGREEMENT, dated as of January 25, 2006, among SHUFFLE MASTER, INC., a Minnesota corporation (the “Borrower”), DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH as a Lender and the other Lenders party hereto from time to time, DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”), and DEUTSCHE BANK SECURITIES INC., as Sole Arranger and Book Manager. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H :

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the term loan facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.           Definitions and Accounting Terms.

1.01.        Defined Terms.   As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Agreement” shall mean the Pre-Bid Agreement between Target and the Borrower dated November 15, 2005, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Acquisition Documents” shall mean the Acquisition Agreement and all other agreements and documents relating to the Acquisition, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Acquisition” shall mean the acquisition of Target by the Borrower pursuant to the Acquisition Agreement.

“Acquisition Financing Commitment Letter” shall mean the Acquisition Financing Commitment Letter, dated November 10, 2005 between Shuffle Master, Inc. and Deutsche Bank AG Cayman Islands Branch as in effect on the Effective Date.

“Administrative Agent” shall mean Deutsche Bank AG New York Branch, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 10.08.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Margin” initially shall mean a percentage per annum equal to (i) in the case of Loans maintained as (A) Base Rate Loans, zero and (B) Eurodollar Loans, 1.0%.

“Arranger” shall mean Deutsche Bank Securities Inc., in its capacity as Sole Arranger and Sole Book Manager, and any successor thereto.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit H (appropriately completed).

“Authorized Officer” shall mean the president, chief financial officer, principal accounting officer or any treasurer of the Borrower.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) ½ of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean each Loan bearing interest determined by reference to the Base Rate designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrowing” shall mean the borrowing of one Type of Loan on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.08(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing occurs.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. or Moody’s Investors Service, Inc., (iii) Dollar-denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. or “A2” or the equivalent thereof from Moody’s Investors Service, Inc. with maturities of not more than six months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing not more than six months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of any Foreign Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Tax Law” means any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deduction or withholding of such Indemnifiable Taxes.

“Change of Control” shall mean any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the voting interests in the Borrower’s capital stock or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations

(“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Effective Date and each other director if such director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Credit Documents” shall mean this Agreement, the Guaranty and after the execution and delivery thereof pursuant to the terms of this Agreement, each Note.

“Credit Party” shall mean the Borrower and each Guarantor.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests) or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean, collectively, (i) the Credit Documents and (ii) the Acquisition Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Foreign Plan, that is maintained or contributed to by the Borrower or any Subsidiary.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” means any federal, state or local law or regulation and the common law relating to the preservation or protection of the environment, or to occupational health or safety matters.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA entity” shall mean any member of an ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (f) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan; (g) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by an ERISA Entity of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Pension Plan; (j) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably result in material liability to the Borrower or any of the Subsidiaries.

“ERISA Group” shall mean the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Eurodollar Loan” shall mean each Loan bearing interest determined by reference to the Eurodollar Rate designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Foreign Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.06(a).

“Guarantor” shall mean (i) each Wholly-Owned Domestic Subsidiary of the Borrower that is not an Immaterial Subsidiary on the Effective Date and (ii) each Wholly-Owned Domestic Subsidiary that is not an Immaterial Subsidiary of the Borrower established, created or acquired after the Effective Date, in each case unless and until such time as such Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof.

“Hazardous Material” means those substances that are listed, regulated or defined as “hazardous” or “toxic” under Environmental Law.

“Immaterial Subsidiary” shall mean any Subsidiary with assets valued at less than $100,000.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations,

(iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the principal amount of the indebtedness so secured and the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnifiable Taxes” means all Taxes other than (i) net income taxes, franchise taxes imposed in lieu of net income taxes or similar taxes imposed on or measured by net income that are imposed on or levied on the Administrative Agent or a Lender as a result of a present or former connection between the Administrative Agent or the Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement); and (ii) except as provided in Section 11.04(b), any withholding tax that is imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to a Lender’s failure or inability to comply with Section 4.04(b) other than as a result of a Change in Tax Law after the Lender became a party hereto.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“IRS” means the U.S. Internal Revenue Service.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 11.04(b).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties to perform their obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.

“Minimum Borrowing Amount” shall mean $5.0 million.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any ERISA Entity is then making or has an obligation to make contributions (ii) to which any ERISA Entity has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Entity during such six year period, or (iii) with respect to which the Borrower or a Subsidiary could incur liability.

“Net Cash Proceeds” shall mean for any event requiring a repayment of the Loans pursuant to Section 4.02, as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of Taxes paid or payable as a result thereof and reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, accounting, advisory and other fees and expenses associated therewith) received from any such event, provided that Net Cash Proceeds shall not include any proceeds realized from the sale of the Borrower’s Equity Interests to officers, employees or directors or consultants upon the exercise of options or other rights to purchase or acquire the Borrower’s Equity Interests pursuant to any employment agreements, employee benefit plans, stock option plans and other similar compensatory arrangements with officers, employees or directors.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Notice Office” shall mean the office of the Administrative Agent located at 90 Hudson Street, Jersey City, New Jersey 07302, Attention: Juliet Cadiz (201) 593-2309 (fax) or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Arranger, the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Payment Date” shall mean the last Business Day of each month occurring after the Borrowing Date.

“Payment Office” shall mean the office of the Administrative Agent located at 90 Hudson Street, Jersey City, New Jersey 07302 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which the Borrower or a Subsidiary could incur liability.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Projections” shall mean the projections that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders as of January 24, 2006.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 7.03.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Loans represents a majority of the sum of all outstanding Loans of Non- Defaulting Lenders.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower and shall include Target and its subsidiaries.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Target” shall mean Stargames Limited, a corporation formed under the laws of New South Wales, Australia.

“Target Facility” shall mean that certain loan agreement, dated as of July 20, 2005, between Stargames Limited, as borrower, and Australian and New Zealand Banking Group Limited, as lender, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities applicable thereto.

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Borrowing Date and the use of proceeds thereof and (iii) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“U.K. Investment” shall mean the acquisition of up to 80.0% of the outstanding capital stock of a private company organized in the United Kingdom, whether in one transaction or a series of transactions, for an aggregate purchase price of no more than $4.5 million.

“United States” and “U.S.” shall each mean the United States of America.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“2005 Draft Form 10-K” shall mean the draft of the Borrower’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005, as provided to the Administrative Agent and the Lender on January 19, 2006.

“Bankruptcy Code”	Section 9.05
“Borrower”	first paragraph
“Change in Law”	Section 9.06
“Effective Date”	Section 11.09
“Environmental Law”	Section 6.17
“Event of Default”	Section 9
“Guaranty”	Section 5.06
“Hazardous Material”	Section 6.17
“Intercompany Loans”	Section 8.05(viii)
“Interest Period”	Section 2.07
“Investments”	Section 8.05
“Loan”	Section 2.01
“Maturity Date”	Section 2.05
“Note”	Section 2.04(a)
“Notice of Borrowing”	Section 2.02(a)
“Notice of Conversion/Continuation”	Section 2.04(d)
“Permitted Liens”	Section 8.01
“Register”	Section 11.14
“SEC”	Section 7.01(b)
“Section 4.04(b)(ii) Certificate”	Section 4.04(b)(ii).

SECTION 2.           Amount and Terms of Credit.

2.01.        The Loans.   Subject to and upon the terms and conditions set forth herein, each Lender agrees to make a term loan to the Borrower (the “Loans”), which Loan (i) shall be incurred pursuant to a single drawing on the Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans (except that all Loans comprising the same Borrowing shall be of the same Type) and (iv) shall be made by each such Lender in accordance with its pro rata commitment set forth on Schedule I. Once repaid, the Loans may not be reborrowed. At no time shall there be outstanding more than three Borrowings of Eurodollar Loans in the aggregate.

2.02.        Notice of Borrowing.

(a)           The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) at the Notice Office at least two (2) Business Days prior to the Borrowing of the Loans. Such notice (a “Notice of Borrowing”) shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify (i) the date of the Borrowing (which shall be a Business Day after the Effective Date but no later than January 31, 2006), (ii) the amount of the Borrowing, and (iii) whether the Loans are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative

Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of the Loans and of the other matters covered by the Notice of Borrowing.

(b)           Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from a Authorized Officer of the Borrower. In each such case the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.03.        Disbursement of Funds.   No later than 1:00 P.M. (New York time) on the Borrowing Date, each Lender will make available its pro rata portion of the Loans. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office. Unless the Administrative Agent shall have been notified by any Lender prior to the Borrowing Date that such Lender does not intend to make available to the Administrative Agent its portion of the Loans, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Borrowing Date, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to the Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the Loans, as determined pursuant to Section 2.06. Nothing in this Section 2.03 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.04.        Notes.

(a)           The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 11.14 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (a “Note”).

(b)           Each Lender shall note on its internal records the amount of the Loan made by it and each payment in respect thereof and prior to any transfer of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans or any related Obligations.

(c)           Notwithstanding anything to the contrary contained above in this Section 2.04 or elsewhere in this Agreement, a Note shall only be delivered to Lenders that specifically request the delivery of a Note. No failure of any Lender to request or obtain a Note evidencing its Loan to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loan (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement. If any Lender does not have a Note evidencing its outstanding Loan, such Lender shall in no event be required to make the notations otherwise described in the preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence its Loan, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loan.

(d)           The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type, provided that, (i) except as otherwise provided in Section 2.08(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than $5.0 million, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) no conversion pursuant to this Section 2.04(d) shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.01. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.05.        Maturity Date.   The Loan will mature on the earliest to occur of (a) termination of the Acquisition Agreement or abandonment of the Acquisition, (b) February 15, 2006 if the Acquisition has not occurred on or prior to such date, and (c) April 24, 2006.

2.06.        Interest.

(a)           The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.07, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)           The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.07 or 2.08, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin plus the Eurodollar Rate for such Interest Period. If all or a portion of (i) the principal amount of the Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate described in Section 2.06(a) plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.06(a) plus 2% from and including the date of such nonpayment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(c)           Accrued (and theretofore unpaid) interest shall be payable (x) monthly in arrears on each Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d)           Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and the Administrative Agent, upon determining the interest rate for the Borrowing, shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.07.        Interest Periods.   At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one week, two week, one month or two month (to the extent available) period.

Notwithstanding anything to the contrary contained above:

(a)           the initial Interest Period for the Loans shall commence on the Borrowing Date and each Interest Period occurring thereafter in respect of any Borrowing shall commence on the day on which the preceding Interest Period expires;

(b)           if any Interest Period of one month or two month duration begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period of one month or two month duration would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the preceding Business Day; and

(d)           the last Interest Period applicable to the Loans shall end on the Maturity Date.

2.08.        Increased Costs, Illegality, etc.

(a)           In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)            on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or

(iii)          at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination

(which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.08(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.08(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.08(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.08(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.08(b).

(c)           If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the National Association of Insurance Commissioners or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.08(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.08(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.09.        Compensation.   The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) the Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in the Notice of Borrowing or Notice of Conversion/ Continuation; (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loan pursuant to Section 8) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.08(b).

2.10.        Change of Lending Office.   Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.08 or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loan affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.10 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.08 and 4.04.

2.11.        Replacement of Lenders.   (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.08(a)(ii) or (iii), Section 2.08(c), or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 11.11, the Borrower shall have the right, in accordance with Section 11.11, if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent provided that: (a) at the time of any replacement pursuant to this Section 2.11, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the relevant Loans and (b) all obligations of the Borrower then owing to the Replaced Lender shall be paid in full to such Replaced Lender concurrently with such replacement.

SECTION 3.           Fees.

3.01.        Fees.

(a)           The Borrower shall pay a ticking fee, accruing from November 10, 2005 through and including the Borrowing Date, in an amount equal to 0.375% per annum of the full amount of the Loan (computed on the basis of the actual number of days elapsed over a 360-day year), earned and due and payable on the Borrowing Date.

(b)           The Borrower shall pay a closing fee of $50,000, earned and due and payable on the Borrowing Date.

SECTION 4.           Prepayments; Payments; Taxes.

4.01.        Voluntary Prepayments.   The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) stating (i) its intent to make such prepayment and (ii) the amount of such prepayment, which notice shall be given by the Borrower no later than 10:00 a.m. (New York time) three (3) Business Days prior to the date of such prepayment; (b) as promptly as practicable after receipt of such notice, the Administrative Agent shall give notice to the Lenders of (i) the amount payable to each Lender in respect of its Loan and (ii) the expected date of such payment (which shall be a Business Day); (c) the Borrower shall pay to the Administrative Agent for application pursuant to Section 4.02(e) an amount equal to 100% of the aggregate principal amount of the Loans to be prepaid, plus accrued and unpaid interest thereon to the prepayment date; (d) each partial prepayment of the Loans shall be in an amount that is a multiple of $1.0 million and in an aggregate principal amount of at least $1.0 million; and (e) any prepayment of the Loans pursuant to this Section 4.01 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.09.

4.02.        Mandatory Repayments.

(a)           In addition to any other mandatory repayments pursuant to this Section 4.02, within one Business Day of each date on or after the Borrowing Date upon which the Borrower receives any cash proceeds from any capital contribution or any sale or issuance of its Equity Interests, an amount equal to 100% of the Net Cash Proceeds of such capital contribution or sale or issuance of Equity Interests shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 4.02(e).

(b)           In addition to any other mandatory repayments pursuant to this Section 4.02, within one Business Day of each date on or after the Borrowing Date upon which the Borrower or any of the Guarantors receives any cash proceeds from any issuance or incurrence by the Borrower or any of the Guarantors of Indebtedness (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 8.04 as in effect on the Effective Date), an amount equal to 100% of the Net Cash Proceeds of such Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 4.02(e).

(c)           In addition to any other mandatory repayments pursuant to this Section 4.02, within one Business Day of each date on or after the Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any asset sale permitted pursuant to Section 8.02(vii), an amount equal to 100% of the Net Cash Proceeds therefrom in excess of $2.0 million in the aggregate from the Borrowing Date shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 4.02(e).

(d)           In addition to any other mandatory repayments pursuant to this Section 4.02, within one Business Day of each date on or after the Borrowing Date upon which the Borrower or any of the Guarantors receives any cash proceeds from any Recovery Event, an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 4.02(e). So long as no Default or Event of Default then exists and such Net Cash Proceeds do not exceed $1.0 million, such Net Cash Proceeds shall not be required to be so applied on such date to the extent that the Borrower has delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 365 days following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended).

(e)           Each amount applied pursuant to Section 4.01 and each amount required to be applied pursuant to Sections 4.02(a), (b), and (d) in accordance with this Section 4.02(e) shall be applied First, to the payment of all expenses due and payable to the Arranger and to the Administrative Agent under Section 11.01; Second, to the payment of all expenses due and payable to the Lenders under Section 11.01; Third, to the payment of interest then due and payable on the Loans; and Fourth, to the payment of the principal amount of the Loans.

4.03.        Method and Place of Payment.   Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 3:00 p.m. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04.        Net Payments.

(a)           Payments free of Indemnifiable Taxes.   All payments by the Borrower hereunder and under any Note will be made free and clear of, and without deduction or withholding for, any Indemnifiable Taxes, unless required by applicable law. If any Indemnifiable Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Indemnifiable Taxes, and such additional amounts as necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Indemnifiable Taxes, will not be less than the amount provided for herein or in such Note. If any amounts that are payable in respect of Indemnifiable Taxes pursuant to the preceding sentence are paid by a Lender, the Borrower agrees to reimburse the Lender, upon the written request of the Lender, for such Indemnifiable Taxes. The Borrower will furnish to the Administrative Agent evidence of payment by the Borrower of Indemnifiable, Taxes reasonably satisfactory to the Administrative Agent within 45 days after the date such payment is due under applicable law. The Borrower agrees to indemnify and hold harmless the Lender, and reimburse the Lender upon its written request, for the amount of any Indemnifiable Taxes so levied or imposed and paid by the Lender.

(b)           Documentation.   Each Foreign Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Foreign Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.11 or 11.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of IRS Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either IRS Form W-8ECI or Form W-8BEN or successor forms pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of IRS Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. Each Lender that is not a Foreign Lender agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.11 or 11.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender two accurate and complete original signed copies of IRS Form W-9. In addition, each Foreign Lender agrees that when a lapse in time or change in circumstances renders its previous certification obsolete or inaccurate in any material respect, such Foreign Lender will (A) deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of the applicable certification and such other forms as may be required to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax, or (B) immediately notify the Borrower and the Administrative Agent of its inability to deliver any such certification, in which case such Lender shall not be required to deliver any such certification pursuant to this Section 4.04(b).

(c)           Refunds.   If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnifiable Taxes with respect to which the Borrower has paid amounts pursuant to Section 4.04(a), it shall pay over such refund to the Borrower, net of all out-of-pocket expenses of the Administrative Agent and such Lender provided, however, that the Borrower agrees to repay such amount to the Administrative Agent or Lender, as the case may be, together with any applicable interest and penalties, if the Administrative Agent or Lender is required to repay such refund to such taxing authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower.

SECTION 5.           Conditions Precedent.

The obligation of each Lender to make a Loan on the Borrowing Date, is subject at the time of the making of such Loans to the satisfaction of the following conditions:

5.01.        Effective Date; Notes.   On or prior to the Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 11.09 and (ii) if any Lender has so requested, there shall have been delivered to the Administrative Agent for the account of such Lender a Note executed by the Borrower in the amount, maturity and as otherwise provided herein.

5.02.        Opinions of Counsel.   On the Borrowing Date, the Administrative Agent shall have received (i) from Latham & Watkins LLP, special counsel to the Borrower, an opinion addressed to the Administrative Agent and the Lenders and dated the Borrowing Date substantially in the form attached as Exhibit D-1, (ii) from Larkin Hoffman Daly & Lindgren, Ltd., special Minnesota counsel to the Borrower, an opinion, addressed to the Administrative Agent and the Lenders and dated the Borrowing Date substantially in the form attached as Exhibit D-2 and (iii) from Jones Vargas, Nevada counsel to the Borrower, an opinion addressed to the Administrative Agent and the Lenders and dated the Borrowing Date substantially in the form attached as Exhibit D-3.

5.03.        Company Documents; Proceedings; etc.

(a)           On the Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Borrowing Date, signed by an Authorized Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of each Credit Party and the resolutions of each Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)           On the Borrowing Date, the Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or governmental authorities, all of which shall be, in form and substance, reasonably acceptable to the Administrative Agent.

5.04.        Adverse Change, Approvals.

(a)           Since October 31, 2004, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction. The Acquisition Agreement shall be in full force and effect and there shall not have occurred any amendment thereto or to any of the Acquisition Documents that is adverse to the Lenders in any material respect.

(b)           On or prior to the Borrowing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by the Documents or otherwise referred to herein or therein. On the Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the transactions contemplated by the Documents or otherwise referred to herein or therein.

(c)           On or prior to the Borrowing Date, the Administrative Agent shall have received evidence satisfactory to the Administrative Agent to the effect that approval of the Loans and the Credit Documents by the Mississippi Gaming Commission is not required.

5.05.        Litigation.   On the Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to this Agreement or any other Document, or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect.

5.06.        Guaranty.   On the Borrowing Date, each Guarantor shall have duly authorized, executed and delivered the Guaranty in the form of Exhibit F (as amended, modified or supplemented from time to time, the “Guaranty”), and the Guaranty of each Guarantor shall be in full force and effect.

5.07.        Financial Statements; Projections.   On or prior to the Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements and the Projections referred to in Sections 6.05(a), (b) and (e).

5.08.        Solvency Certificate.   On the Borrowing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit G.

5.09.        Fees, etc.   On the Borrowing Date, the Borrower shall have paid to the Arranger, the Administrative Agent and each Lender all costs, fees and expenses (including, without limitation, reasonable documented legal fees and expenses) and other compensation contemplated hereby payable to the Arranger, the Administrative Agent or such Lender to the extent then due.

5.10.        Notice of Borrowing.

(a)           Prior to the Borrowing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.02(a).

All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Administrative

Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders.

SECTION 6.           Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans.

6.01.        Company Status.   The Borrower has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota, with the corporate power and authority to own or lease its properties and conduct the business in which it is engaged and presently proposes to engage; each of the Subsidiaries of the Borrower has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own or lease its properties and conduct the business in which it is engaged and presently proposes to engage; the Borrower and each of the Subsidiaries are duly qualified to transact business in all jurisdictions in which the conduct of their business requires such qualification and where the failure to be so qualified would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Borrower and the Subsidiaries taken as a whole; the outstanding shares of capital stock of each of the Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Borrower or another Subsidiary free and clear of all liens, encumbrances and equities and claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock in the Subsidiaries are outstanding.

6.02.        Power and Authority.   Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.03.        No Violation.   Neither the Borrower nor any of the Subsidiaries is or with the giving of notice or lapse of time or both, will be, in violation of or in default under (i) its amended Articles of Incorporation or Bylaws or (ii) any agreement, lease, contract, indenture or other instrument or obligation to which it is a party or by which it, or any of its properties, is bound and, solely with respect to this clause (ii), which violation or default would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; the execution and delivery of the Documents and the consummation of the transactions herein and therein contemplated and the fulfillment of the terms hereof and thereof will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or any of their respective properties is bound, except for such conflicts, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or of the amended Articles of Incorporation or Bylaws of the Company or any law, order, rule or regulation, judgment, order, writ or decree applicable to the Borrower or any Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Borrower or any of the Subsidiaries, except for such conflicts with gaming regulations that both (x) would not have a Material Adverse Effect and (y) are not currently known to the Borrower.

6.04.        Approvals.   No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Borrowing Date and which remain in full force and effect on the Borrowing Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document, except for notice filings concerning the Acquisition, this Agreement and the Loans required to be delivered after the Effective Date to the Gaming authorities in each jurisdiction in which a Credit Party is licensed in the ordinary course of business.

6.05.        Financial Statements; Financial Condition; Undisclosed Liabilities; Projections.

(a)           (i) The audited consolidated balance sheet of the Borrower and its Subsidiaries at October 31, 2004 and 2003 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the fiscal years ended on such dates, in each case included in its annual report filed on Form 10-K, present fairly in all material respects the consolidated financial position of the Borrower at the date of said financial statements and the results for the respective periods covered thereby and (ii) and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries at July 31, 2005 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the nine-month period ended on such date, in each case included in its quarterly report filed on September 6, 2005 on Form 10-Q, present fairly in all material respects the consolidated financial position of the Borrower at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments.. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b)           The audited consolidated balance sheet of Stargames Limited and its Subsidiaries at June 30, 2005, 2004 and 2003 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Stargames Limited and its Subsidiaries for the fiscal years ended on such dates present fairly in all material respects the consolidated financial position of Stargames Limited at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with Australian generally accepted accounting principles consistently applied except to the extent provided in the notes to said financial statements.

(c)           On and as of the Borrowing Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed in connection therewith, (i) the sum of the assets, at a fair valuation, of each Credit Party (on a stand-alone basis) and of each Credit Party and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) each Credit Party (on a stand-alone basis) and each Credit Party and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) each Credit Party (on a stand-alone basis) and each Credit Party and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 6.05(c), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(d)           Except as fully disclosed in the financial statements described in Section 6.05(a) and 6.05(b), and except for the Indebtedness incurred under this Agreement, there were as of the Borrowing Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower or any of its Subsidiaries. As of the Borrowing Date, the Borrower does not know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements described in Section 6.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower or any of its Subsidiaries.

(e)           The Projections were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being understood that actual results may vary materially therefrom.

(f)            Both before and after giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to November 1, 2004, since October 31, 2004, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.06.        Litigation.   There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) that are adverse to the Borrower and its Subsidiaries with respect to the Transaction or any Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.07.        True and Complete Disclosure.   All information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including,

without limitation, all information contained in the Documents) concerning the Borrower, its Subsidiaries, the Transaction and any other transaction contemplated hereby for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 6.07, such factual information shall not include the Projections.

6.08.        Use of Proceeds; Margin Regulations.   All proceeds of the Loans will be used by the Borrower to finance the Acquisition and to pay fees and expenses incurred in connection with the Transaction. No part of the Loans (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of the Loans nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

6.09.        Tax Returns and Payments.   Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and the Subsidiaries have filed all Federal, State, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due; all tax liabilities have been adequately provided for in the financial statements of the Borrower, and the Borrower does not know of any actual or proposed additional material tax assessments.

6.10.        Compliance with ERISA.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur and (ii) each ERISA Entity is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans by an amount that could reasonably be expected to have a Material Adverse Effect.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each Subsidiary and each of the Foreign Plans are in compliance in all material respects with all applicable laws and regulations with respect to the Foreign Plans and (ii) the terms of the Foreign Plans, and all required contributions have been made to the Foreign Plans.

6.11.        Properties.   Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower and the Subsidiaries have good and marketable title to all of the properties and assets reflected in the consolidated financial statements hereinabove described and material to the Borrower’s business or operations, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except for Permitted Liens; the Borrower and the Subsidiaries occupy their leased properties under valid and binding leases.

6.12.        Capitalization.

(a)           On the Borrowing Date, the authorized capital stock of the Borrower consists of 151,875,000 common shares, $0.01 par value per share (such authorized common shares, together with any subsequently authorized common shares of the Borrower, the “Borrower Common Shares”), 34,679,070 of which shares were issued and outstanding on January 20, 2006. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and have been issued free of preemptive rights. As of the Borrowing Date, except as set forth in the sections of the 2005 Draft Form 10-K entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources— Long-Term Liabilities—Contingent Convertible Senior Notes” and “Item 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—9. Equity Incentive Plans” and “—11. Shareholders’ Equity—Preferred Stock Purchase Rights,” the Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

6.13.        Subsidiaries.   On and as of the Borrowing Date, the Borrower has no Subsidiaries other than those Subsidiaries set forth in the ownership chart attached as Schedule II. Schedule II correctly sets forth, as of the Borrowing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

6.14.        Compliance with Statutes, etc.   Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.15.        Investment Company Act.   Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.16.        Public Utility Holdings Company Act.   Neither the Borrower nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holdings Company Act of 1935, as amended.

6.17.        Environmental Matters.   The Borrower and the Subsidiaries and their respective businesses, operations, properties and facilities, are in compliance with and are not subject to any actual or potential liability under Environmental Law, except to the extent that any such failure to comply or actual or potential liability would not, individually or in the aggregate, result in a Material Adverse Effect.

6.18.        Employment and Labor Relations.   Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) — (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

6.19.        Intellectual Property, etc.   (A) The Borrower, each of the Subsidiaries and each of their respective directors and executive officers hold all material licenses, certificates and permits from governmental authorities, including gaming regulatory authorities, which are necessary to the conduct of their businesses; (B) except where the failure to do so could reasonably be expected to have a Material Adverse Effect, the Borrower and the Subsidiaries each own or possess the right to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (“Intellectual Property”) necessary to carry on their business in all material respects; neither the Borrower nor any of the Subsidiaries has infringed, and, except as described in the sections of the Borrower’s 2005 Draft Form 10-K entitled “Item 3. Legal Proceedings” and Schedule VII, none of the Borrower or the Subsidiaries have received notice of conflict with, any Intellectual Property of any other person or entity; (C) the Borrower has taken all reasonable steps necessary to secure interests in such Intellectual Property from its contractors; (D) except as described in the sections of the Borrower’s 2005 Draft Form 10-K entitled “Item 1.

Business—Intellectual Property,” there are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property of the Borrower that are material to the Borrower and the Subsidiaries taken as a whole; (E) except as in the sections of the Borrower’s 2005 Draft Form 10-K entitled “Item 1. Business—Intellectual Property,” the Borrower is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property of any other person or entity that are material to the Borrower and the Subsidiaries taken as a whole; except where the failure to do so could reasonably be expected to have a Material Adverse Effect, none of the technology employed by the Borrower has been obtained or is being used by the Borrower in violation of any contractual obligation binding on the Borrower or any of its officers, directors or employees or otherwise in violation of the rights of any persons; (F) except as described in the sections of the Borrower’s 2005 Draft Form 10-K entitled “Item 3. Legal Proceedings,” the Borrower has not received any written or oral communications alleging that the Borrower has violated, infringed or conflicted with, or, by conducting its business as set forth in its 2005 Draft Form 10-K, would violate, infringe or conflict with, any of the Intellectual Property of any other person or entity; and (G) except as described in the sections of the Borrower’s 2005 Draft Form 10-K entitled “Item 3. Legal Proceedings”, the Borrower knows of no infringement by others of Intellectual Property owned by or licensed to the Borrower.

6.20.        Indebtedness.   The sections of the Borrower’s 2005 Draft Form 10-K entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-Term Liabilities” set forth a true and complete list of all Indebtedness (including Contingent Obligations but not including Intercompany Loans) of the Borrower and its Subsidiaries as of October 31, 2005 which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt. No other Indebtedness has been incurred by the Borrower or its Subsidiaries since October 31, 2004, except for Indebtedness incurred in connection with the Transaction and the Target Facility.

6.21.        Insurance.   The Borrower and each of the Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties.

6.22.        Internal Controls.   The Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.23.        Sarbanes-Oxley.   There is and has been no failure on the part of the Borrower or any of the Borrower’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications

6.24.        Representations and Warranties in Other Documents.   All representations and warranties of the Borrower set forth in the other Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Borrowing Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

SECTION 7.           Affirmative Covenants.

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Loans and Notes (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 11.12 which are not then due and payable) incurred hereunder and under the other Credit Documents, are paid in full:

7.01.        Information Covenants.   The Borrower will furnish to each Lender:

(a)           Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(b)           Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness pursuant to the terms of the documentation governing such Indebtedness.

(c)           Environmental Matters. Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)            any pending or threatened Environmental Claim against the Borrower or any condition or occurrence that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries; and

(ii)           the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned,

leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(d)           Other Information.   From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

7.02.        Books, Records and Inspections.   The Borrower will, and will cause each of its Subsidiaries to, maintain all financial records in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Lender may reasonably request.

7.03.        Maintenance of Property; Insurance.   The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events provided that nothing in this clause (i) shall prevent the Borrower or any of its Subsidiaries from discontinuing the use, operation or maintenance of such properties or disposing of them if (x) such discontinuance or disposal is, in the reasonable judgment of the Borrower or such Subsidiary, desirable in the conduct of business and (y) such discontinuance or disposal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.

7.04.        Existence; Franchises.   The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence; provided, however, that nothing in this Section 7.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 8.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, preserve and keep in full force and effect its material rights, franchises, licenses, permits, copyrights, trademarks and patents.

7.05.        Compliance with Statutes, etc.   The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.06.        Compliance with Environmental Laws.

(a)           The Borrower will comply, and will cause each of its Subsidiaries to comply, with Environmental Law and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Law.

(b)           (i) After the receipt by the Administrative Agent or the Lender of any notice of the type described in Section 7.01(c), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 7.06(a) or (iii) in the event that the Administrative Agent or the Lender has exercised any of the remedies pursuant to the last paragraph of Section 9 the Borrower will (in each case) provide, at the sole expense of the Borrower and at the reasonable request of the Administrative Agent, an environmental assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, addressing the presence or absence of Hazardous Material and the potential cost of any removal or remedial action in connection with such Hazardous Material on such Real Property. If the Borrower fails to provide the same within 30 days after such request was made (or such longer period as may be reasonably necessary under the circumstances to complete such assessment in a diligent manner), the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grant to the Administrative Agent and the Lender and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lender an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time during normal business hours upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

7.07.        ERISA.   The Borrower will deliver to the Lender, promptly, upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $500,000, a written notice specifying the nature thereof, what action the Borrower, its Subsidiaries or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Depart-

ment of Labor, PBGC or Multiemployer Plan sponsor with respect thereto. The Borrower will deliver to the Lender, upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Entity with the IRS with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

7.08.        Performance of Obligations.   The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.09.        Payment of Taxes.   The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 8.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

7.10.        Use of Proceeds.   The Borrower will use the proceeds of the Loans only as provided in Section 6.08.

7.11.        Additional Subsidiaries.   If any Credit Party acquires or creates a Wholly-Owned Domestic Subsidiary that is not an Immaterial Subsidiary after the date of this Agreement, then the Credit Party will give at least five Business Days’ notice of the acquisition or creation of such Wholly-Owned Domestic Subsidiary, and such Wholly-Owned Domestic Subsidiary shall execute a counterpart of the Guaranty within five Business Days after becoming a Wholly-Owned Domestic Subsidiary. In addition, each new Wholly-Owned Domestic Subsidiary that is required to execute a counterpart of the Guaranty shall execute and deliver or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 8 as such new Wholly-Owned Domestic Subsidiary would have had to deliver if such new Wholly-Owned Domestic Subsidiary were a Credit Party on the Borrowing Date.

SECTION 8.           Negative Covenants.

The Borrower hereby covenants and agrees that on and after the Effective Date and until the Loans and Notes (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 11.12 which are not then due and payable) incurred hereunder and under the other Credit Documents, are paid in full:

8.01.        Liens.   The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that in no event shall the provisions of this Section 8.01 apply to the capital stock of the Borrower, and provided further that the provisions of this Section 8.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)            inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which, if applicable, adequate reserves have been established in accordance with GAAP;

(ii)           Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business;

(iii)          Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule IV, and any renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension (plus unpaid, accrued interest and premiums thereon and underwriting discounts, fees, commissions and expenses) and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(iv)          licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(v)           Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 8.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vi)          Liens placed upon equipment, machinery or other property or improvements acquired after the Effective Date (or, in the case of improvements, constructed after the Closing Date) and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed within 60 days of the acquisition thereof by the Borrower or such Subsidiary to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 8.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or its Subsidiaries;

(vii)         easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(viii)        Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(ix)           Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $5 million at any time outstanding;

(x)            statutory and common law landlords’ liens under leases or subleases to which the Borrower or any of its Subsidiaries is a party;

(xi)           Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (xi) shall not at any time exceed $3.0 million;

(xii)          Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xiii)         Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiv)        bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(xv)         Liens on assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred by such Foreign Subsidiaries pursuant to Section 8.04(x);

(xvi)        licenses of intellectual property granted in a manner consistent with past practice;

(xvii)       Liens incurred in the ordinary course of business and consistent with past practice to secure Indebtedness of the Borrower and its Subsidiaries with respect to bonds required in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries; and

(xviii)      additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 8.01 that do not secure obligations in excess of $7.5 million in the aggregate for all such Liens at any time.

8.02.        Consolidation, Merger, Purchase or Sale of Assets, etc.   The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (including without limitation sales of capital stock and Equity Interests in Subsidiaries) (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions in which the Borrower or any Subsidiary is the obligor, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

(i)            the Borrower and its Subsidiaries may sell, convey or otherwise dispose of obsolete, worn-out or surplus property in the ordinary course of business;

(ii)           Investments may be made to the extent permitted by Section 8.05, Liens may be incurred to the extent permitted by Section 8.01, and Dividends may be paid to the extent permitted by Section 8.03;

(iii)          the Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iii)), so long as (w) no Default or Event of Default then exists or would result therefrom, (x) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (y) at least 75% of the consideration received by the Borrower or such Subsidiary consists solely of cash or Cash Equivalents and is paid at the time of the closing of such sale, and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (iv) does not exceed $7.5 million;

(iv)          the Borrower and its Subsidiaries may purchase or otherwise acquire property or assets in an aggregate amount not to exceed $10.0 million;

(v)           each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vi)          each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vii)         the Borrower or any Subsidiary of the Borrower may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Subsidiary; provided that any conveyance, lease, license, sale or transfer made by a Credit Party to any Subsidiary that is not a Credit Party pursuant to this clause (vii) shall be for consideration that is equal to the Fair Market Value of the business, property or assets conveyed, leased, licensed, sold or transferred; and provided further that the proceeds of any conveyance, lease, license, sale or transfer pursuant to this clause (vii) shall be applied in accordance with Section 4.02(c);

(viii)        any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Guarantor, so long as the Borrower or such Guarantor is the surviving or continuing corporation of any such merger or consolidation;

(ix)           any Subsidiary of the Borrower that is not a Guarantor may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Subsidiary that is not a Guarantor of the Borrower;

(x)            the Borrower and its Subsidiaries may sell, convey or otherwise dispose of cash and Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;

(xi)           any Subsidiary that is a Credit Party may sell or issue any of such Subsidiary’s Equity Interests to any Credit Party, and any Subsidiary that is not a Credit Party may sell or issue any of such Subsidiary’s Equity Interests to the Borrower or any Subsidiary;

(xii)          the Acquisition shall be permitted in accordance with the terms of the Acquisition Documents;

(xiii)         the Borrower may sell the assets described in Schedule VI for Fair Market Value; and

(xiv)        the Borrower and its Subsidiaries may purchase or otherwise acquire Intellectual Property in an aggregate amount not to exceed $15.0 million.

8.03.        Dividends.   The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends, except that:

(i)            any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower also may pay cash Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower;

(ii)           any Non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)          the Borrower may purchase its Equity Interests in the open market pursuant to its stock repurchase plan as in effect on the Effective Date, or pursuant to an open market purchase plan the terms of which are consistent with such plan, in an aggregate amount not to exceed $20.0 million;

(iv)          a Wholly-Owned Subsidiary may repurchases its Equity Interests; and

(v)           the Borrower may repurchase its Equity Interests, or warrants, puts, options or rights to purchase or otherwise acquire an Equity Interest in the Borrower from any present or former officer, director or employee of the Borrower or any of its Subsidiaries pursuant to an agreement (including, without limitation, an employment agreement) or plan approved in good faith by the board of directors of the Borrower or such Subsidiary under which such Person purchases or sells or is granted an option to purchase or sell such Equity Interests, in an amount not to exceed $2.0 million.

8.04.        Indebtedness.   The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)            Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)           Indebtedness outstanding on the Effective Date and listed on Schedule III (as reduced by any repayments of principal thereof), and any extension, renewal or refinancing thereof, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing (plus unpaid, accrued interest and premiums thereon and underwriting discounts, fees, commissions and expenses) and, provided further, that any Intercompany Debt listed on Schedule III (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as permitted pursuant to this Section 8.04(ii)) may only be extended, refinanced, renewed, replaced or re-

funded if the Intercompany Debt so extended, refinanced, renewed, replaced or refunded has the same obligor(s) and obligee(s) as the Intercompany Debt being extended, refinanced, renewed, replaced or refunded;

(iii)          Indebtedness of the Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 8.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)          Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 8.01(v), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $20.0 million at any time outstanding;

(v)           Indebtedness constituting Intercompany Loans to the extent permitted by Section 8.05(viii) and Section 8.05(xiii);

(vi)          Indebtedness consisting of guaranties (x) by the Borrower and the Guarantors of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement and (y) by Foreign Subsidiaries of the Borrower of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(vii)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(viii)        Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (viii) shall not at any time exceed $3.0 million;

(ix)           Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 8.04(vi);

(x)            the Target Facility and other Indebtedness of Foreign Subsidiaries of the Borrower in the form of letters of credit or under lines of credit to any such Foreign Subsidiary from Persons other than the Borrower or any of its Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital purposes, provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all such Foreign Subsidiaries shall not exceed $15.0 million; and

(xi)           so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding, which Indebtedness shall be unsecured unless otherwise permitted under Section 8.01.

8.05.        Advances, Investments and Loans.   The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing, an “Investment” and collectively, “Investments”), except that the following shall be permitted:

(i)            the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii)           the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii)          the Borrower and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule V, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 8.05;

(iv)          the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)           the Borrower and its Subsidiaries may make loans and advances to their officers, employees and consultants for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time (determined without regard to any writedowns or write-offs of such loans and advances);

(vi)          the Borrower and its Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of the Borrower Common Shares (so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such obligations);

(vii)         the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 8.04(iii);

(viii)        (I) any Credit Party may make intercompany loans and advances to any other Credit Party, (II) any Subsidiary that is not a Credit Party may make intercompany loans and advances to any Credit Party and (III) the Borrower or any Subsidiary may make intercompany loans and advances to any Subsidiary that is not a Credit Party (such intercompany loans and advances referred to in preceding clauses (I) through (III), collectively, the “Intercompany Loans”), provided that each Intercompany Loan made by any Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to subordination provisions reasonably acceptable to the Administrative Agent and provided further that the aggregate amount of Intercompany Loans on and after the Effective Date made by any Credit Party to any Subsidiary that is not a Credit Party pursuant to preceding subclause (III), when added to the aggregate amount of contributions, capitalizations and forgiveness made by any Credit Party to any Subsidiary that is not a Credit Party under clause (ix) below (determined without regard to any write-downs or writeoffs thereof), shall not exceed $15.0 million;

(ix)           (I) the Borrower and any Guarantor may make capital contributions to any Guarantor, and (II) the Borrower or any Subsidiary may make capital contributions to any Subsidiary that is not a Credit Party, and may capitalize or forgive any Indebtedness owed to it by a Subsidiary that is not a Credit Party; provided that (x) the aggregate amount of contributions, capitalizations and forgiveness on and after the Effective Date made pursuant to preceding subclause (II) (for this purposes, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made by any Credit Party to any Subsidiary that is not a Credit Party under clause (viii) above (determined without regard to any write-downs or write-offs thereof), shall not exceed $15.0 million and (y) no contribution, capitalization or forgiveness may be made pursuant to preceding subclause (II) at any time a Default or Event of Default has occurred and its continuing;

(x)            the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries, whether now existing or hereafter acquired (so long as all amounts invested in such Subsidiaries after the Effective Date are independently justified under another provision of this Section 8.05);

(xi)           Contingent Obligations permitted by Section 8.04, to the extent constituting Investments;

(xii)          the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 8.02(iii);

(xiii)         the completion of the Transaction (including, with respect thereto, the making of Intercompany Loans and capital contributions in connection with the funding of the Transaction);

(xiv)        Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into or consolidated with a Subsidiary in accordance with Section 8.05 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xv)         the U.K. Investment;

(xvi)        in connection with the sale of inventory in the ordinary course and consistent with past practice, the Borrower and its Subsidiaries may hold Investments, consisting of long-term financing provided by the Borrower or such Subsidiary to the purchaser of such inventory;

(xvii)       Dividends permitted by Section 8.03; and

(xviii)      in addition to investments permitted by clauses (i) through (xvii) of this Section 8.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xviii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $10.0 million.

8.06.        Transactions with Affiliates.   The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)            Dividends may be paid to the extent provided in Section 8.03;

(ii)           loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 8.02, 8.04 and 8.05;

(iii)          customary fees may be paid to non-officer directors of the Borrower and its Subsidiaries;

(iv)          the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(v)           any transaction between or among the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practice;

(vi)          the Transactions; and

(vii)         Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Guarantor.

8.07.        Modifications of Acquisition Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements.   The Borrower will not, and will not permit any of its Subsidiaries to:

(i)            amend, modify, change or waive any term or provision of any Acquisition Document unless, in the case of any amendment, modification or change to any Acquisition Document, such amendment, modification, change or waiver is either (a) approved in advance by the Administrative Agent or (b) is not adverse in any material respect to the interests of the Lenders; or

(ii)           amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, unless such amendment, modification, change or other action contemplated by this clause (ii) is not adverse in any material respect to the interests of the Lender.

8.08.        Limitation on Certain Restrictions on Subsidiaries.   The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 8.01(ii), (iv), (v), (xi) or (xii), (vii) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (viii) any agreement in effect on the date of this Agreement, including agreements governing existing Indebtedness, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those contained in those agreements on the date of this Agreement; and (ix) restrictions contained in any documents documenting Indebtedness of any Foreign Subsidiary permitted hereunder.

8.09.        Limitation on Issuance of Equity Interests.

(a)           The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

(b)           the Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except for any issuance to the Borrower or any other Subsidiary in the case of a Subsidiary that is not a Credit Party and any issuance to a Credit Party in the case of a Subsidiary that is a Credit Party.

8.10.        Business; etc.   After giving effect to the Transaction, the Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries and Target and its Subsidiaries, in each case as of the Effective Date and any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 9.           Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

9.01.        Payments.   The Borrower shall (i) default in the payment when due of any principal of the Loans or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on the Loan or Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

9.02.        Representations, etc.   Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.03.        Covenants.   The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01(a)(i), 7.10 or Section 8 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 9.01 and 9.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

9.04.        Default Under Other Agreements.   (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 9.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $5 million; or

9.05.        Bankruptcy, etc.   The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 45 days after the filing thereof, provided, however, that during the pendency of such period, the Lender shall be relieved of its obligation to extender credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 45 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

9.06.        ERISA.   An ERISA Event, or termination, withdrawal or noncompliance with applicable law or plan terms with respect to Foreign Plans, shall have occurred that, when taken together with all other ERISA Events, and similar events with respect to Foreign Plans, that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

9.07.        Guaranties.   Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

9.08.        Judgments.   One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $5 million; or

9.09.        Change of Control.   A Change of Control shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Lender, shall by written notice to the Borrower, declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party, without prejudice to the rights of the Administrative Agent or the Lenders (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified herein shall occur automatically without the giving of any such notice).

SECTION 10.         The Administrative Agent.

10.01.      Appointment.   The Lenders hereby irrevocably designate and appoint Deutsche Bank AG New York Branch as Administrative Agent to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

10.02.      Nature of Duties.

(a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)           Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 10.06 and 11.01. Without limitation of the foregoing, the Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

10.03.      Lack of Reliance on the Administrative Agent.   Independently and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

10.04.      Certain Rights of the Administrative Agent.   If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

10.05.      Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

10.06.      Indemnification.   To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.07.      The Administrative Agent in its Individual Capacity.   With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms “Lender,” and “Required Lenders,” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.08.      Resignation by the Administrative Agent.

(a)           The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 9.05 then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)           If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)           Upon a resignation of the Administrative Agent pursuant to this Section 10.08, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 10 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

10.09.      Delivery of Information.   The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender, or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 11.         Miscellaneous.

11.01.      Payment of Expenses, etc.   The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel LLP) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto and of the Administrative Agent and, after the occurrence of an Event of Default, the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

11.02.      Right of Setoff.   In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent and such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit

Documents, including, without limitation, all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

11.03.      Notices.   Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule I; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

11.04.      Benefit of Agreement; Assignments; Participations.

(a)           This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided, further, that, although each Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in the Loans shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)           Notwithstanding the foregoing, any Lender may (x) assign all or a portion of its outstanding Obligations hereunder to (i) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company, or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the outstanding Loans, as the case may be, of such new Lender and of the existing Lender, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.04 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans, (iii) the consent of the Administrative Agent shall be required in connection with any such assignment pursuant to clause (y) above (which consent shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 11.14. To the extent of any assignment pursuant to this Section 11.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned outstanding Loans. At the time of each assignment pursuant to this Section 11.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate IRS Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of the Lender’s outstanding Obligations pursuant to this Section 11.04(b) would, at the time of such assignment, result in increased costs under Section 2.08 or 4.04 from those being charged by the assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)           Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

11.05.      No Waiver; Remedies Cumulative.   No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

11.06.      Calculations; Computations.

(a)           The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Section 8.07 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower for the fiscal year ended October 31, 2004.

(b)           All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

11.07.      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)           THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION

PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b)           THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.08.      Counterparts.   This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

11.09.      Effectiveness.   This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent, the Arranger and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

11.10.      Headings Descriptive.   The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.11.      Amendment or Waiver; etc.

(a)           Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guaranty in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the written consent of each Lender (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 11.06 shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) amend, modify or waive any provision of this Section 11.11 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loan on the Effective Date), or (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided, further, that no such change, waiver, discharge or termination shall (1) without the written consent of each Lender, amend, modify or waive any provision of Section 2 or (2) without the written consent of the Administrative Agent, amend, modify or waive any provision of Section 10 or any other provision as same relates to the rights or obligations of the Administrative Agent.

11.12.      Survival.   All indemnities set forth herein including, without limitation, in Sections 2.08, 2.09, 4.04, 10.06 and 11.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

11.13.      Domicile of Loans.   Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 11.13 would, at the time of such transfer, result in increased costs under Section 2.08, 2.09 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

11.14.      Register.   The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 11.14, to maintain a register (the “Register”) on which it will record the Loan made by each Lender and each repayment in respect of the principal amount of the Loan of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loan. The transfer of the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Loan and prior to such recordation all amounts owing to the transferor with respect to such Loan shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.14.

11.15.      Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 11.15, the Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 11.15 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 11.15(a) by such Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.15 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 11.15.

(b)           The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 11.15 to the same extent as such Lender.

11.16.      Integration.   This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent, the Arranger and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Arranger or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents. The Credit Documents supersede all prior agreements (including, without limitation, the Acquisition Financing Commitment Letter, except for Sections 5 and 6 of the Acquisition Financing Commitment Letter which shall survive) and understandings, if any, relating to the subject matter hereof and thereof.

*           *           *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

SHUFFLE MASTER, INC.

By:	/s/ Mark L. Yoseloff
	Name:	Mark L. Yoseloff
	Title:	CEO

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DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
as Lender

By:	/s/ George R. Reynolds
	Name:	George R. Reynolds
	Title:	Vice President

By:	/s/ Stephen P. Lapham
	Name:	Stephen P. Lapham
	Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH,
Individually and as Administrative Agent

By:	/s/ George R. Reynolds
	Name:	George R. Reynolds
	Title:	Vice President

By:	/s/ Stephen P. Lapham
	Name:	Stephen P. Lapham
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.,
as Sole Arranger and Sole Book Manager

By:	/s/ George R. Reynolds
	Name:	George R. Reynolds
	Title:	Vice President

By:	/s/ Stephen P. Lapham
	Name:	Stephen P. Lapham
	Title:	Managing Director

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